                                                                     EXHIBIT 4.9


                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766





                                 LOAN AGREEMENT


          THIS LOAN AGREEMENT, dated as of September 26, 1997, is entered into between IAI IV, INC., a Nevada corporation ("BORROWER"), and INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation ("LENDER"), in light of the following facts:

          WHEREAS, Borrower and Lender have previously entered or are contemporaneously herewith entering into that certain Aircraft Purchase and Sale Agreement, dated as of September 26, 1997 (the "AIRCRAFT SALE AGREEMENT"), pursuant to which Borrower agreed to purchase from Lender one (1) Boeing 737-3Q8QC aircraft bearing manufacturer's serial number 23766 and Belgium registration mark OO-ILK with two (2) CFM International CFM56-3B2 engines bearing manufacturer's serial numbers 720458 and 721731 or any replacement engines for either of the foregoing engines) (the "AIRCRAFT") which is currently being leased to AIR BELGIUM INTERNATIONAL, N.V., a Belgium corporation ("LESSEE");

          WHEREAS, Borrower has requested that Lender provide Borrower with a senior loan in the amount of Eighteen Million U.S. Dollars (US$ 18,000,000) and a junior loan of Two Million U.S. Dollars (US$ 2,000,000) to finance a portion of the purchase price in connection with Borrower's purchase of the Aircraft from Lender; and

          WHEREAS, on the terms and conditions contained herein, Lender has agreed to provide Borrower with a with a senior loan in the amount of Eighteen Million U.S. Dollars (US$ 18,000,000) and a junior loan of Two Million U.S. Dollars (US$ 2,000,000) to finance a portion of the purchase price of the Aircraft.

          NOW THEREFORE, in consideration of the foregoing, mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          1.        DEFINITIONS; CONSTRUCTION

                    1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

                    "Agreement" shall mean this Loan Agreement between Borrower and Lender, together with all of the exhibits and schedules hereto.





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                    "Aircraft" shall have the meaning ascribed to such term in the recitals to this Agreement.

                    "Aircraft Sale Agreement" shall have the meaning ascribed to such term in the recitals to this Agreement.

                    "Aircraft Original Sale Price" shall mean Twenty-Two Million Six Hundred Twenty-Five Thousand U.S. Dollars (US$ 22,625,000).

                    "Aircraft Sale Agreement" shall have the meaning ascribed to such term in the recitals to this Agreement.

                    "Note" shall have the meaning ascribed to such term in
Section 2.3 hereof.

                    "Asset" shall mean any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

                    "Borrower" shall have the meaning set forth in the introduction to this Agreement.

                    "Borrowing" shall mean the borrowing under the Loan made by Lender to Borrower for the purchase of the Aircraft.

                    "Business Day" shall mean a day (other than a Saturday or Sunday) upon which banks are open for the transaction of business of the kind contemplated by this Agreement in New York, New York, United States of America and Los Angeles, California.

                    "Contractual Obligation" shall mean, as applied to any Person, any provision of any security agreement entered into by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other material instrument to which that Person is a party or by which it or any of its owned Assets is bound or to which it or any of its owned Assets is subject.

                    "Debt" shall mean, with respect to any Person, the aggregate amount of, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, letters of credit, notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products;
(c) all capitalized lease obligations of such Person; (d) all obligations or liabilities of others secured by a Lien on any Asset owned by such Person whether or not such obligation or liability is assumed; (e) all





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


obligations guarantied by such Person or in respect of which such Person acts as surety; and (f) all obligations of such Person to pay the deferred purchase price of Assets or services, exclusive of trade payables which are incurred in the ordinary course of such Person's business consistent with past practices.

                    "Event of Default" shall have the meaning ascribed to such term in Section 11.1 hereof.

                    "FAA" shall mean the Federal Aviation Administration of the Department of Transportation or any successor thereto under the Laws of the U.S.

                    "First Monthly Payment Date" shall have the meaning ascribed to such term in Section 4.1, 4.2 hereof.

                    "Highest Lawful Rate" shall mean, the maximum non-usurious interest rate, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by Lender in connection with this Agreement, the Note, or any other document executed in connection herewith or therewith.

                    "Indemnified Liabilities" shall have the meaning ascribed to such term in Section 12.2 hereof.

                    "Indemnitee" shall have the meaning ascribed to such term in Section 12.2 hereof.

                    "Investment" shall mean, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, stock, instruments, bonds, debentures or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for expenditures in the ordinary course of such Person's business), or capital contribution by such Person to any other Person, including all indebtedness and accounts receivable from that other Person which did not arise from sales or the rendition of services to that other Person in the ordinary and usual course of such Person's business, and deposit accounts (including certificates of deposit).

                    "Lease Assignment" shall mean that certain Lease Assignment entered into between Borrower and Lender, pursuant to which Borrower granted Lender a first priority security interest in the Lease.

                    "Lien" shall mean any lien, mortgage, assignment (including any assignment of rights to receive payments of money), pledge, security interest, charge or encumbrance of any





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

                    "Loan A" shall have the meaning ascribed to such term in
Section 2.1(a) hereof.

                    "Loan A Amount" means (a) on the Loan Date, the amount set forth in Section 2.1(a) hereof, and (b) thereafter, the outstanding principal balance of Loan A and any and all accrued and unpaid interest on Loan A from time to time.

                    "Loan A Maturity Date" shall mean December 31, 1999.

                    "Loan A Interest Rate" shall have the meaning ascribed to such term in Section 3.1(a) hereof.

                    "Loan B" shall have the meaning ascribed to such term in
Section 2.1(b) hereof.

                    "Loan B Amount" means (a) on the Loan Date, the amount set forth in Section 2.1(b) hereof, and (b) thereafter, the outstanding principal balance of Loan B and any and all accrued and unpaid interest on Loan B from time to time.

                    "Loan B Interest Rate" shall have the meaning ascribed to such term in Section 3.1(b) hereof.

                    "Loan B Maturity Date" shall mean September 30, 2002.

                    "Loan Date" shall mean the date on which the Borrowing of the Loans is advanced by Lender to Borrower.

                    "Loans" shall mean the loans made by the Lender to the Borrower pursuant to Section 2.1 hereof.

                    "Material Adverse Effect" shall mean a material and adverse effect on the business, operations, Assets, or condition (financial or otherwise) of a Person.

                    "Overdue Rate" shall have the meaning ascribed to such term in Section 3.2 hereof.

                    "Parent" means International Aircraft Investors, a California corporation.





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                    "Parts" means all appliances, parts, components, modules, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete engines) whether now owned or hereafter acquired which may from time to time be incorporated in the Aircraft or any engine on any Aircraft (and "Part" means any of the foregoing) and, after removal therefrom, so long as such Part is considered a Part associated with the Aircraft or an engine on such Aircraft.

                    "Permitted Liens" shall mean any of the following Liens:

                           (a) Liens in favor of Lender arising by reason of this Agreement;

                           (b)    Liens for taxes, assessments or other
          governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith;

                           (c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith;

                           (d) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders and statutory obligations entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                           (e)    judgment Liens in existence less than thirty
          (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by insurance;

                           (f) Liens on the Aircraft in favor of the lessee of such Aircraft which result from the leases on such Aircraft; and

                           (g) Liens on the Aircraft which are "Permitted Liens" under the leases for the Aircraft; provided, however, that such leases are approved by Lender.

                    "Person" shall mean natural persons, corporations, limited partnerships, partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, vehicle trusts, business trusts or other organizations irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.





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
                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                    "Pledge Agreement" means that certain Pledge Agreement entered into between Lender and Borrower, pursuant to which Borrower granted Lender a first priority security interest in the Aircraft.

                    "Prime Rate" means the variable rate of interest charged by Bank of America Illinois ("B of A") to its customers as its prime rate (with the understanding that any such rate may not necessarily represent the lowest or best rate actually charged to any customer by B of A).

                    "Monthly Payment Date" shall have the meaning ascribed to such term in Section 4.1, 4.2 hereof.

                    "Related Documents" shall mean the Aircraft Sale Agreement, the Lease Assignment, the Pledge Agreement, the Stock Pledge Agreement and all other agreements, documents, or instruments other than this Agreement and the Note, delivered from time to time in connection with the transactions contemplated by this Agreement.

                    "Stock Pledge Agreement" shall mean that certain Stock Pledge Agreement entered into between Lender, on the one hand, and, on the other hand, the Parent, pursuant to which the Parent of Borrower grants Lender a first priority perfected security interest on its ownership interests in Borrower.

                    "Subsidiary" shall mean any corporation a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) is, as of the date any determination thereof is to be made, owned by a Person or one or more of such Person's Subsidiaries.

                    "Taxes" shall mean any taxes, charges, fees, levies or other assessments based upon or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, occupation, premium, property or conduct of business, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority.

                    "Transaction Documents" shall mean this Agreement, the Note, the Related Documents, and all other agreements or instruments executed and delivered or to be executed and delivered pursuant hereto or thereto or in connection herewith or therewith, or in connection with any of the transactions contemplated hereby or thereby.

                    "Unmatured Event of Default" shall mean an event, act, or occurrence which, with the giving of notice or the lapse of time (or both), would become an Event of Default.





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
                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                    1.2 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the terms "include" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". The words "hereof," "herein," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference herein to this Agreement, the Note, or any of the Related Documents includes any and all alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

                    1.3 Exhibits. All of the exhibits or schedules attached hereto shall be deemed incorporated herein by reference.


          2.        AMOUNT OF LOAN

                    2.1           Loans

                           (a) Loan A. Subject to the terms and conditions contained herein, Lender agrees to make a loan to Borrower in one Borrowing and in the principal amount equal to Eighteen Million U.S.
          Dollars (US$ 18,000,000) ("Loan A").   The Loan A Amount will be
          advanced to Borrower on the date of purchase of the Aircraft agreed upon by Borrower and Lender. Any amount repaid on Loan A may not be reborrowed by Borrower.

                           (b) Loan B. Subject to the terms and conditions contained herein, Lender agrees to make a loan to Borrower in one Borrowing and in the principal amount equal to Two Million U.S.
          Dollars (US$ 2,000,000) ("Loan B").   The Loan B Amount will be
          advanced to Borrower on the date of purchase of the Aircraft agreed upon by Borrower and Lender. Any amount repaid on Loan B may not be reborrowed by Borrower.

                           (c)    Advancement of Loans.   Unless agreed to
          otherwise, Borrower will provide Lender with notice of the date of purchase of the Aircraft on which Borrower wants the Loans for the Aircraft extended to it on the Business Day prior to the date set forth in such notice. The Loans for the purchase of such Aircraft will be extended to Borrower on the date set forth in such notice.





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                    2.2 Purpose of Loans. The proceeds of the Loans will be used by Borrower solely to purchase the Aircraft from Lender.

                    2.3 Note. The Loans will be evidenced by a secured promissory note (the "Note"). The form of such Note is attached hereto as Exhibit A. The Note shall evidence the aggregate outstanding principal balance of the Loans together with any and all accrued and unpaid interest thereon.


          3.        INTEREST AND FEES

                    3.1           Interest Rate.

                           (a) Interest on Loan A. Loan A shall accrue interest at the following per annum interest rates (the "Loan A Interest Rate") for the following periods:

                    Period                                  Interest Rate
                    -------                                 -------------
          Loan Date - March 31, 1998                             6.3%
          April 1, 1998 - June 30, 1998                          6.5%
          July 1, 1998 - Loan A Maturity Date                    6.75%

          Loan A will accrue interest at the Loan A Interest Rate from the Loan Date until the outstanding balance of Loan A and all of the accrued and unpaid interest thereon is repaid in full (whether on the Maturity Date or on an earlier date by a voluntary prepayment or a mandatory prepayment or an acceleration of the entire outstanding principal and interest of Loan A as the result of an occurrence of an Event of Default) and with interest on any overdue portion of the balance due hereunder according to the provisions for late payment hereunder.

                           (b) Interest on Loan B. Loan B shall accrue interest at the following per annum interest rates (the "Loan B Interest Rate") for the following periods:

                    Period                                  Interest Rate
                    -------                                 -------------
          Loan Date - December 31, 1998                          6.6%
          January 1, 1999 - December 31, 1999                    6.75%
          January 1, 2000 - Loan B Maturity Date                 6.90%





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


          Loan B will accrue interest at the Loan B Interest Rate from the Loan Date until the outstanding balance of Loan B and all of the accrued and unpaid interest thereon is repaid in full (whether on the Maturity Date or on an earlier date by a voluntary prepayment or a mandatory prepayment or an acceleration of the entire outstanding principal and interest of Loan B as the result of an occurrence of an Event of Default) and with interest on any overdue portion of the balance due hereunder according to the provisions for late payment hereunder.

                    3.2 Overdue Rate. Any payments of principal, interest (to the extent permitted by law both before and after judgment) with respect to the Loans, fees, expenses, or other amounts payable to Borrower which are not paid when due hereunder or declared due, whether at maturity, by acceleration, by lapse of time or otherwise, shall bear interest thereafter, at a per annum interest rate (the "Overdue Rate") which is equal to the Loan B Interest Rate plus three percent (3.0%).

                    3.3 Computation of Interest. All computations of interest with respect to the Loans and all computations of interest due under
Section 3.2 hereof for any period shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed in such period. Interest shall accrue from the Loan Date (or the date on which interest or other payments are due, if applicable), to the date of repayment of such Loan (or the date of the payment of interest or fees or other payments, if applicable) in accordance with the provisions hereof.

                    3.4 Maximum Interest Rate. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be obligated to pay, and Lender shall not be entitled to charge, collect, or receive, interest (it being understood that interest shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the Highest Lawful Rate. During any period of time in which the interest rate specified herein exceeds the Highest Lawful Rate, interest shall accrue and be payable at such maximum rate; provided, however, that, if the interest rate declines below the Highest Lawful Rate, then interest shall continue to accrue and be payable at the Highest Lawful Rate (so long as there remains any unpaid principal balance with respect to the Loans) until the interest that has been paid hereunder and under the Note equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the applicable interest rate specified in this Agreement.

                                  For purposes of this Section 3.4, the term
"applicable law" shall mean that law in effect from time to time and applicable to this loan transaction between Borrower and Lender which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transaction and this Agreement,





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


including laws of the State of California and, to the extent controlling, laws of the United States of America.

          4.        TERMS OF LOAN

                    4.1 Payment of Interest on Loan A. Principal and interest with respect to Loan A shall be due and payable monthly in arrears, commencing on October 31, 1997 (the "First Monthly Payment Date") and continuing on the same day of each month thereafter (each a "Monthly Payment Date") until and including the Loan A Maturity Date, on which date the entire outstanding principal balance of Loan A and all accrued and unpaid interest shall be due and payable. The amount of the payments of principal and interest on Loan A shall be as set forth in the amortization schedule titled "Loan A" set forth in Exhibit B attached hereto and incorporated herein by this reference.

                    4.2 Payment of Interest on Loan B. Principal and interest with respect to Loan B shall be due and payable monthly in arrears, commencing on the First Monthly Payment Date and continuing on each Monthly Payment Date thereafter until and including the Loan B Maturity Date, on which date the entire outstanding principal balance of Loan B and all accrued and unpaid interest shall be due and payable. The amount of the payments of principal and interest on Loan B shall be as set forth in the amortization schedule titled "Loan B" set forth in Exhibit B attached hereto and incorporated herein by this reference.


                    4.3 Exhibit B. Exhibit B contains the amortization schedules which set forth the aggregate monthly payments of principal and interest due hereunder for the Loans. Exhibit B shall be signed by the authorized officers of both Borrower and Lender. In case of any dispute regarding the repayment of principal or interest on the Loans, the payment schedules titled "Loan A" and "Loan B" set forth in Exhibit B shall control the repayment.

                    4.4 Voluntary Prepayments. At any time, Borrower may, upon at least one (1) Business Day prior written notice, prepay the Loans in whole or in part without penalty or premium.


5. MANDATORY PREPAYMENTS FROM THE PROCEEDS FROM THE SALE OR TOTAL LOSS OF AN AIRCRAFT

                    5.1           Payment of Proceeds of Sale or Total Loss.
Upon the sale or total loss (as defined in the Lease) of the Aircraft, Borrower will repay in full the outstanding principal balance of the Loans and any and all accrued and unpaid interest thereon.





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


          6.        PLACE AND MANNER OF BORROWING AND PAYMENT

                    6.1 Manner and Time of Payment. All payments of principal and interest in respect of the Loans payable to Lender shall be made without condition or reservation of right in United States Dollars and in immediately available funds to the following bank account or to such other bank account as Lender may designate:

                    International Lease Finance Corporation
                    Account No. 74-45164
                    Bank of America Illinois
                    231 South LaSalle Street
                    Chicago, Illinois 60697
                    ABA# 071000039

                    6.2 Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, then such payment shall be due and payable on the immediately preceding Business Day.

                    6.3           No Deductions or Withholdings.   All payments
by Borrower hereunder or under the Note, including, without limitation, principal and interest, will be made in full without any deduction or withholding whether in respect of set-off, counterclaim, duties, or taxes imposed in the United States of America or any jurisdiction from which such payments are made unless Borrower is prohibited by law from doing so, in which event Borrower will gross up the payment amount such that the net payment received by Lender after any deduction or withholding equals the amounts called for hereunder or under the Note. Borrower will also do all of the following:

                           (a) Ensure that the deduction or withholding does not exceed the minimum amount legally required.

                           (b) Pay to the relevant government entities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including the full amount of any deduction or withholding from any additional amount paid pursuant hereto).

                           (c) Furnish to Lender within thirty (30) days after each payment an official receipt of the relevant government entities involved for all amounts so deducted or withheld.





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                    6.4 Value Added Taxes. The principal, interest and fees payable by Borrower hereunder or under the Note are exclusive of any value added tax, turnover tax or similar tax or duty. If a value added tax or any similar tax or duty is payable in any jurisdiction in respect of any principal, interest, fee or other amounts as aforesaid, Borrower will pay all such tax or duty and indemnify Lender against any claims for the same and any related claims, losses or liabilities.


          7.        CONDITIONS TO THE LOAN

                    7.1 Conditions Precedent to the Loan. The obligation of Lender to make the Loans specified in Section 2.1 hereof is subject, in addition to the conditions set forth in Sections 7.2 and 7.3 hereof, to the fulfillment and satisfaction of the each of the following conditions precedent on or before the Loan Date:

                           (a) The Loan Date shall occur on or before September 30, 1997;

                           (b) Lender shall have received the Note duly executed by Borrower to the order of Lender;

                           (c)    The Note shall be in full force and effect;

                           (d) Borrower shall have executed and delivered the Lease Assignment;

                           (e) Borrower shall have caused the Parent to have pledged its ownership interest in Borrower to Lender pursuant to the terms and conditions of the Stock Pledge Agreement;

                           (f) Lender shall have received the articles of incorporation (and any amendments thereto) of the Borrower;

                           (g) Lender shall have received a certificate from the Secretary of the Borrower attesting to the resolutions of the Borrower's board of directors, authorizing the execution, delivery, and performance of this Agreement, the Related Documents, and the other documents contemplated herein or therein, and the issuance of the Note, and authorizing specific officers of the Borrower to execute same;

                           (h) Lender shall have received a signature and incumbency certificate for the officers of Borrower who will execute this Agreement, the Note, the Related





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


          Documents, and the other documents contemplated herein or therein to which Borrower is a party, which certificate has been certified by the secretary of Borrower;

                           (i) Lender shall have received the written opinion of the Legal Counsel for Borrower, in form and substance satisfactory to Lender and its counsel, covering the matters set forth in the form of opinion contained in Exhibit C attached hereto;

                           (j) No Event of Default or Unmatured Event of Default shall have occurred and be continuing on the date of the Borrowing of the Loans nor shall either result from the making of the Borrowing of the Loans;

                           (k) Except as set forth in Exhibit D attached hereto and incorporated herein by this reference, there is no litigation or proceeding pending or threatened against or affecting Borrower, the result of which might materially affect the financial condition, business or operations of Borrower, and there has been no materially adverse change in the financial condition of Borrower since the date of execution of this Agreement;

                           (l) The representations and warranties contained in Section 8 of this Agreement are true and correct as of the date of the Borrowing of the Loans; provided, however, that the representations and warranties contained herein with respect to the accuracy of financial statements shall be deemed to be made with respect to the financial statements most recently delivered to the Lender; and

                           (m) An officer of Borrower shall have delivered to Lender an officers' certificate setting forth that the Borrower has complied with the statements set forth in clauses (j), (k), and
          (l) of this Section 7.2.

                    7.2 Conditions Subsequent to the Loan. The obligation of Lender to make the Loans specified in Section 2.1 hereof is subject, in addition to the conditions set forth in Sections 7.1, 7.2 hereof, to the fulfillment and satisfaction of the each of the following conditions subsequent within thirty (30) days after the Loan Date:

                           (a) Borrower shall have executed and delivered the Pledge Agreement; and

                           (b) Borrower shall have taken whatever reasonable action is necessary to grant Lender the security interest provided by the Pledge Agreement.





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


          8.        REPRESENTATIONS AND WARRANTIES OF BORROWER

                    In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties which shall be true and correct in all material respects as of the Loan Date and such representations and warranties shall survive the execution and delivery of this Agreement and the Note and the making of the Loans:

                    8.1           Organization.

                           (a) Borrower (1) is a corporation duly organized, validly existing and in good standing under the laws of Nevada and
          (2) has all requisite power and authority to own, operate, and encumber its Assets and to conduct its business as presently conducted and as proposed to be conducted in connection with the consummation of the transactions contemplated by this Agreement and the Related Documents.

                           (b) Parent (1) is a company duly organized, validly existing and in good standing under the laws of California and (2) has all requisite power and authority to own, operate, and encumber its assets and property and to conduct its business as presently conducted and as proposed to be conducted in connection with the consummation of the transactions contemplated by this Agreement and the Related Documents.

                    8.2           Authority.

                           (a)    Each of Borrower and Parent have the
          requisite power and authority to execute, deliver, and perform each of the Transaction Documents executed by it, or to be executed by it.

                           (b) The execution, delivery, and performance of each of the Transaction Documents to which each of Borrower and Parent is a party and the consummation of the transactions contemplated thereby, have been duly approved by the board of directors of Borrower and Parent, as applicable, and no other proceedings on the part of Borrower or Parent are necessary to consummate such transactions.

                           (c) Each of the Transaction Documents to which each of Borrower and Parent is a party has been duly executed and delivered by Borrower and Parent, as applicable, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and is in full force and effect except as the enforceability hereof or thereof may be affected by: (a) bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally; (b) the limitation

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


          of certain remedies by certain equitable principles of general applicability; and (c) the fact that the rights to indemnification thereunder or hereunder may be limited by securities laws.

                    8.3 No Conflict. The execution, delivery, and performance of each of the Transaction Documents to which each of Borrower and Parent is a party and each of the transactions contemplated thereby do not and will not (a) conflict with or violate Borrower's or Parent's Articles of Incorporation, or (b) conflict with, result in a breach of, constitute (with or without notice or lapse of time) a default under, or require termination of, any of the Transaction Documents, any material indenture, mortgage or other agreement or instrument to which Borrower or Parent is a party or by which any of their properties may be bound, or (c) result in or require the creation or imposition of any Lien upon any of the Assets of Borrower or Parent (other than Liens in favor of Lender arising pursuant to the Transaction Documents), or (d) require any approval of the stockholders or any approval or consent of any Person under any other Contractual Obligations to which Borrower is a party which approval or consent, as the case may be has not already been obtained prior to the date hereof.

                    8.4 Government Consent. The execution, delivery, and performance of each Transaction Document to which each of Borrower or the Parent is a party and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any regulatory body or authority in the United States of America, Nevada or California.

                    8.5 Payment of Taxes. All tax returns and reports of each of Borrower and Parent required to be filed, have been timely filed (inclusive of any permitted extensions), and all taxes, assessments, fees, and other governmental charges thereupon and upon its assets, income, and franchises which are shown on such returns or reports as being due and payable, have been paid when due and payable, except such taxes, if any, that are reserved against in accordance with generally accepted accounting principals in the United States of America and are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted. Each of Borrower and Parent has no knowledge of any proposed tax assessment against it which is not either going to be paid prior to it becoming delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted by such Person with appropriate reserves made for such assessment in accordance with generally accepted accounting principals.

                    8.6 Litigation; Adverse Facts. Except as previously disclosed to Lender in writing: (a) there is no action, suit, proceeding, or arbitration (whether purportedly on behalf of Borrower or Parent) at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


foreign, pending or, to the knowledge of Borrower, threatened against or directly affecting Borrower or Parent which is reasonably likely to result in a Material Adverse Effect on Borrower or Parent or may reasonably be expected to materially adversely affect Borrower's ability to perform its obligations hereunder or under the Note; or (b) Borrower and Parent are not subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in a manner which would have a Material Adverse Effect on Borrower or Parent; and (c) (i) as of the date hereof or on the Loan Date, there is no action, suit, proceeding or, to the best of Borrower's knowledge or belief, investigation pending or, to the best of Borrower's knowledge or belief, threatened against or directly affecting Borrower or Parent, which questions the validity or the enforceability of this Agreement, the Related Documents, or the Note; and (ii) after the Loan Date, there is no action, suit or proceeding pending against or affecting Borrower or Parent, pursuant to which, on the date of the making of any Loans hereunder, there is in effect a binding injunction materially and adversely affecting the validity or the enforceability of the sale of the Aircraft, this Agreement, the Related Documents, or the Note.

                    8.7 Consents. Other than such as may have previously been obtained, no consent, license, permit, approval or authorization of, exemption by, notice to, report to, or registration, filing or declaration with, any governmental authority or agency is required in connection with the execution, delivery, and performance by Borrower of this Agreement, the Related Documents, or the Note and by Parent of the Transaction Documents (to which it is a party).

                    8.8 Title to Properties; Liens. Except for Permitted Liens, all of the Assets of Borrower are free from all Liens of any nature whatsoever. Borrower has good and sufficient title to all of the material Assets reflected in its books and records as being owned by it.

                    8.9 Debt. Borrower has no Debt outstanding on the Loan Date of this Agreement.

                    8.10 Licenses, Patents, Trademarks, and Intellectual Property. Borrower has all necessary patents, patent rights, license agreements, trademarks, trademark rights, trade names, trade name rights, copyrights, and franchise agreements in order for it to conduct its businesses and to operate its Assets substantially as now operated, as the case may be, without known conflict, other than as previously disclosed in writing, with the rights of third Persons, except where the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect on Borrower and all of same are valid and subsisting, except where such lack of validity or subsistence could not reasonably be expected to have a Material Adverse Effect

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


on Borrower. The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of Borrower. Except as previously disclosed in writing, Borrower has not been charged or, to Borrower's knowledge, is threatened to be charged with any infringement of, nor has it infringed on any unexpired registered domestic trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person, which charge or threat could reasonably be expected to have a Material Adverse Effect on Borrower.

                    8.11 Burdensome Agreements. Except as previously disclosed in writing, Borrower is not a party to any unusual or unduly burdensome agreement or undertaking which could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower is not subject to any unusual or unduly burdensome court order, writ, injunction, or decree of any court or government instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect on Borrower.

                    8.12 Existing Defaults. Except as previously disclosed in writing, Borrower is not in default under any Contractual Obligation, the effect of which would be a Material Adverse Effect on Borrower. Except as previously disclosed in writing, Borrower is not in violation of any law, ordinance, rule or regulation to which it or any of its Assets is subject, the failure to comply with which would have a Material Adverse Effect on Borrower.

                    8.13 Foreign National. Borrower is not a "national" of a "designated foreign country" (or a person defined as a "designated national" or a "specially designated national") within the definitions in the Foreign or the Cuban Assets Control Regulations of the United States Treasury Department, 31 CFR, Subtitle B, Chapter V, as amended, or any regulation or ruling issued thereunder.


          9.        AFFIRMATIVE COVENANTS

                    Borrower and Lender covenant and agree, so long as the Loans hereunder shall be outstanding and until the full and final payment of the Loans and the performance of all obligations of Borrower, as follows:

                    9.1 Payment of Principal and Interest. Borrower will duly and punctually pay all principal and interest due hereunder at the time and place and in the manner specified herein.

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                    9.2 Accounting Records and Inspection. Borrower shall maintain adequate financial and accounting books and records in accordance with sound business practices and generally accepted accounting principles consistently applied, and permit any representative of Lender, upon reasonable written notice to Borrower, at any time during usual business hours, to inspect, audit, and examine such books and records and to make copies and take extracts therefrom, and discuss its affairs, financing, and accounts with its officers and independent public accountants. Borrower shall furnish Lender with any information reasonably requested regarding Borrower's business or finances promptly upon such entity's request. Borrower shall permit those Persons designated by Lender to visit and inspect, during Borrower's normal business hours, any of the Assets of Borrower upon reasonable notice and as often as may be reasonably requested.

                    9.3           Financial Statements.  Borrower shall furnish
Lender:

                           (a) as soon as practicable after the end of each fiscal year, but in no event later than one hundred twenty (120) days after the end of such fiscal year, balance sheets of Borrower as of the end of such year, profit and loss statements and statements of cash flow (which cash flow statement need not be certified) of Borrower for such year, setting forth in each case in comparative form, figures for the previous fiscal year, all in reasonable detail and certified by the Chief Financial Officer of Borrower. Further, Borrower will provide Lender with copies of such other financial statements delivered by Borrower to the Parent.

                           (b) as soon as possible and, in any event, within five (5) days after Borrower has knowledge, of: (1) the occurrence of any Event of Default or event which with the giving of notice or lapse of time, or both, would result in an Event of Default; or (2) any default or event of default as defined in any evidence of Debt of Borrower or under any agreement, indenture, or other instrument under which such Debt has been issued, irrespective of whether such Debt is accelerated or such default is waived.

                           (c)    with prompt written notice of:  (1) a
          Material Adverse Effect on Borrower's consolidated condition (financial or otherwise) or operations; (2) a material breach of or noncompliance with any term, condition or covenant contained in this Agreement, the Note, or the other Transaction Documents; or (3) a material breach of or noncompliance with any material term, condition, or covenant of any material contract to which Borrower is a party or by which any of its Assets may be bound;

                           (d) with prompt written notice of any claims, proceedings, or disputes against, or to the knowledge or belief of Borrower, threatened or directly affecting

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


          Borrower, which involve monetary amounts of Five Hundred Thousand U.S. Dollars (US$ 500,000) or more or which are reasonably likely to have a Material Adverse Effect on Borrower or any material labor controversy resulting in or threatening to result in a strike against Borrower which could have a Material Adverse Effect on Borrower or any proposal by any public authority of which Borrower has knowledge to acquire any of the material Assets or businesses of Borrower.

                           (e) promptly upon becoming aware of any Person's overtly seeking to obtain or overtly threatening to seek to obtain an order for relief with respect to Borrower in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrower is taking or proposes to take with respect thereto;

                           (f) prompt notice of: (1) all legal or arbitral proceedings, and all proceedings by or before any governmental regulatory authority or agency, directly affecting Borrower which involve monetary amounts of Five Hundred Thousand U.S. Dollars (US$ 500,000) or more, or which are reasonably likely to have a Material Adverse Effect on Borrower, or on the timely payment of the principal of or interest on the Loans, or the enforceability of this Agreement, the Related Documents, or the Note, or the rights and remedies of Lender hereunder or thereunder, as applicable; (2) any information coming to the attention of Borrower relating to any action taken or proposed to be taken by any Person which is reasonably likely to have a material adverse effect on the ability of Borrower to perform its obligations under this Agreement, the Related Documents, or the Note, as applicable; and

                           (g)    upon demand, furnish Lender with such
          information as it may reasonably request with respect to the financial condition and affairs of Borrower.

                    9.4 Pledge of Partnership Interest. Borrower shall cause the Parent to pledge all of its ownership interests in Borrower to Lender pursuant to the terms and conditions of the Stock Pledge Agreement and other documents entered into between Lender and the Parent in order to evidence such pledge.

                    9.5 Other Debt. Borrower will promptly pay and discharge any and all indebtedness whether for borrowed money or otherwise, liens, charges or obligations when due, including all Taxes and assessments, except such as may in good faith be contested or disputed or for which arrangements for deferred payment have been made, provided provision is made to the satisfaction of Lender for the eventual payment thereof in the event it is found that such indebtedness, obligation or tax is an indebtedness, obligation or tax payable by Borrower and when such dispute or contest is settled and determined, will promptly pay the full

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


amount then due; provided, however, that Borrower shall not be in breach of this covenant unless: (a) Borrower fails to pay when due or declared due installments on debt which installments in the aggregate are equal to or greater than Two Hundred Thousand U.S. Dollars (US $200,000); or (b) Borrower fails to pay when due two (2) or more payments to more than one (1) lender on Debt.

                    9.6 Conduct of Business. Borrower will maintain and preserve its existence, conduct its business in an orderly, efficient manner, without voluntary interruption; keep its properties useful or necessary in its business in good working order and condition, and from time to time make all needed repairs, renewals and replacements thereto, so that the efficiency of its properties shall be fully preserved; will comply with all applicable laws and regulations of governmental agencies; and will duly qualify to do business and maintain such qualification in each jurisdiction where its ownership of property or conduct of business requires such qualification.

                    9.7 Insurance. Borrower shall, at no cost to Lender, maintain or cause to be maintained with insurers and through recognized brokers, in full force and effect during the term of the Loans until two (2) years after the date of full repayment, full liability insurance in respect of the Aircraft with Lender as an additional insured, and otherwise subject to all the terms and conditions set out below. If the Aircraft is sold, transferred, leased or operated by a third party during such two (2) year period, Borrower and/or the lessee of the Aircraft (the "Insured") will cause such subsequent owner, lessee or operator to obtain the insurance referred to below so that Lender is fully protected by such insurance for the entire two (2) year period. Such insurance shall include the following provisions:

          (a) The Insurers agree that Lender shall not be liable for, nor have any obligation to pay, any premium due hereunder, and the Insurers further agree that they shall not offset or counter-claim any unpaid premium against the interest of Lender.

          (b) The Insurers agree to waive all of their rights of subrogation against Lender.

          (c) The policy shall contain a cross liability clause to the effect that this insurance, except for the limits of liability, shall operate to give Lender and Insureds the same protection as if there was a separate policy issued to each of them.

          (d) The Insurers agree that this insurance shall be primary insurance without any right of contribution from any other insurance which is carried by Lender or by the Insured and the Insurer's liability shall not be affected by any other

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                    insurance of which any of Lender or Insured have the benefit so as to reduce the amount payable to Lender under the policy.

          (e) The Insurers agree that as respects the interest of Lender this insurance shall in accordance with Lloyds Aviation 28 Breach of Warranty Endorsement not be invalidated by any action or inaction of the Insured and shall insure Lender and its directors, officers, agents, and employees regardless of any breach or violation of any warranty, declaration or condition contained in the policy by the Insured or by the omission or neglect, or by the performance of any act in violation or any terms or conditions of the policy or because of the subjection of the property to any conditions, uses or operations not permitted by the policy or because of a use or operation of the property which is, by the terms of the policy, specifically excluded from coverage or because of any false statement concerning this policy or the subject thereof, by the Insured or the Insured's employees, agents or representatives, whether occurring before or after attachment of this Agreement, or whether before or after the loss.

          (f) The Insurers shall promptly notify Lender in the event of cancellation or of any change whatsoever of a restrictive nature affecting the insurance certified hereunder or in the event that any premium or installment of premium shall not be paid when due. The Insurance shall continue unaltered for the benefit of Lender and its officers, agents, and employees for at least thirty (30) days after written notice by registered mail of such cancellation change or non-payment of premium or installment thereof shall have been received by Lender except in the case of war risk for which seven (7) days notice will be given.

          (g) Irrespective of any war, Hi-Jacking, Confiscation and other related perils exclusion clause(s) (e.g. London endorsement form AVN 48B or wording of similar intent) the Insurers agree that coverage afforded shall apply for the benefit of Lender to the same extent as would have applied had such exclusion clause(s) not been made a part of any such policy.

                    9.8 Compliance with Laws. Borrower shall exercise all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would have a Material Adverse Effect on Borrower.

                    9.9 Subsequent Leases. Borrower will obtain Lender's prior written approval, not to be unreasonably withheld, with respect to the lease of the Aircraft to any new

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


lessee. Borrower will provide a copy of the proposed lease agreement with such new lessee. Lender will have the right to approve the form and substance thereof with respect to those terms and provisions relevant to Lender's interest such as insurance, registration, maintenance and return condition. With respect to other terms and provisions of the lease, Borrower will use its best efforts to negotiate with the new lessee such terms and conditions as Lender reasonably may request. In order to secure, among other things, its obligations hereunder, Borrower will assign all of its rights under such lease to Lender pursuant to a written assignment agreement acceptable to Lender.

                    9.10 Preservation of Existence. Each of Borrower and Parent will maintain its existence and all of its material rights, privileges, and franchises in every jurisdiction in which the character of the property owned or the nature of the business transacted by it or its obligations and duties arising under or pursuant to any of the Transaction Documents requires such qualification.

                    9.11 Further Assurances. At any time or from time to time upon the reasonable request of Lender, Borrower shall and shall cause the appropriate person to execute, acknowledge, deliver, and cause to be recorded or registered (if so requested) all such additional instruments, and documents and further assurances of title and shall do or cause to be done all such further acts and things as may reasonably be necessary to effectuate fully the intent and purposes of this Agreement, the Note, the Related Documents, and any other agreement entered into in connection with Lender's extension of the Loans to Borrower and to provide for payment of the Loans made hereunder with interest thereon in accordance with the terms of this Agreement and the Note.


          10.       NEGATIVE COVENANTS

                           Borrower covenants and agrees that from the date
hereof, and so long as the Loans hereunder shall be outstanding and until the full and final payment of the Loans and the performance of all obligations of Borrower hereunder, without the prior written consent of Lender first having been obtained, to perform each and all of the covenants applicable to it:

                    10.1 Debt. Borrower shall not create, incur, assume, permit, guarantee, or otherwise become, or remain, directly or indirectly, liable with respect to any Debt, except:

                           (a) Borrower may become and remain liable with respect to the Debt evidenced by the Note and this Agreement;

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                           (b) Borrower may remain liable with respect to Debt disclosed to Lender in writing prior to the date of execution of this Agreement, and any refundings, refinancings, or extensions thereof;

                           (c) Borrower may become and remain liable with respect to Debt secured by Permitted Liens;

                           (d) Borrower may become and remain liable with respect to Debt which is used at the time of its incurrence to repay in full the outstanding principal balance on the Loans and any and all accrued and unpaid interest thereon;

                           (e) Borrower may become and remain liable with respect to Debt incurred in connection with any liability under the lease for the Aircraft which liability was the responsibility of the "lessor" of the Aircraft pursuant to an agreement between Lender and such lessee prior to the date of the Borrowing of the Loans for the Aircraft;

                           (f) Borrower may become liable with respect to Debt incurred in the ordinary and usual course of business in an amount outstanding not to exceed, in the aggregate, Two Hundred Thousand U.S. Dollars (US$ 200,000).

                    10.2 Restriction on Fundamental Changes. Borrower shall not change its name, materially change the nature of its business, enter into any merger, consolidation, reorganization or recapitalization or reclassify its interests or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its businesses or Assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the businesses or Assets of, or stock or other evidence of beneficial ownership of, any Person, except:

                           (a) Borrower may sell, assign, transfer, convey, or otherwise dispose of businesses or Assets in accordance with the provisions of Section 10.3 hereof; and

                           (b) Upon thirty (30) calendar days prior written notice to Lender, Borrower may change its name.

                    10.3 Sale of Assets. Borrower shall not sell, assign, transfer, convey, or otherwise dispose of its Assets, whether now owned or hereafter acquired, except for:

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                           (a) the sale or other disposition by Borrower of Assets in the ordinary and usual course of business, in accordance with its past practices, for a reasonably equivalent value;

                           (b) the involuntary sales or other dispositions of any of the Assets of Borrower; and

                           (c) the sale of the Aircraft by Borrower to any Person; provided, however, that the proceeds from such sale are at least equal to the outstanding principal balance of the Loans and any and all accrued and unpaid interest on the Loans. The proceeds of any sale of the Aircraft will be applied to the Loans and otherwise as set forth in Article 5 hereof.

                    10.4 Liens. Borrower will not create, incur, assume or suffer to exist any Lien (including any encumbrance or security interest) of any kind upon any of its Assets, whether now owned or hereafter acquired, except for Permitted Liens.

                    10.5 Investments. Borrower shall not make or own any Investment, directly or indirectly, in any Person, except (a) cash equivalents, (b) Borrower may maintain any Investment existing on the date hereof or in any Person previously disclosed to Lender in writing, and (c) Borrower may maintain any Investment which Lender has approved of in writing prior to Borrower making or committing to make such Investment.

                    10.6          Restrictions on Distributions and Dividends.
Borrower shall not directly or indirectly, make or declare, any dividend (in cash, return of capital, or any other form of Assets) on, or make any other payment or distribution on account of, or set aside Assets for a sinking or other similar fund for the purchase, redemption, retirement of, or redeem, purchase, retire, or otherwise acquire any shares or interests of any of Borrower's partnership interests, whether now or hereafter outstanding directly or indirectly, whether in cash or property or in obligations, except:

                    (a) Borrower may pay dividends or make payment distributions, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing; and

                    (b) Borrower may pay dividends or make payment distributions with the amounts received by Borrower pursuant to the terms and conditions of Section 5.1, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing.

                    10.7 Preservation of Lender's Security Interest and Title to the Aircraft. Borrower shall not, without the prior written consent of Lender, knowingly do or take or omit

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


to take any acts or things which might prejudice the rights and remedies of Lender's valid security interest in the Aircraft or the Lease, irrespective of whether such is in effect from time to time.

                    10.8 Capital Expenditures. Other than the acquisition of the Aircraft or the acquisition of any parts, components, accessories, or equipment necessary for the operation or lease of the Aircraft, Borrower shall not make any capital expenditure during any fiscal year during the term of this Agreement, if, any after giving effect thereto, the aggregate amount of all capital expenditures incurred by Borrower during such fiscal year would exceed Two Hundred Thousand U.S. Dollars (US$ 200,000); provided, however, that (a) the acquisition of the Aircraft and the acquisition of any Parts, necessary for the operation or lease of the Aircraft is not considered a capital expenditure for purposes of this Section 10.8, and (b) the acquisition of any Parts in order to comply with an airworthiness directive of the FAA or the aviation authority where the Aircraft is registered is not considered a capital expenditure for purposes of this Section 10.8.

                    10.9 Conduct of Business. Except as may be permitted by the other provisions of this Section 10, Borrower shall not engage in any business other than the businesses which Borrower is engaged in as of the date hereof, or any business activities related thereto (such business activities include the leasing of the Aircraft to various Persons).

                    10.10 Amendment of Lease. Without Lender's consent, not to be unreasonably withheld, Borrower will not enter into an agreement with the lessee of the Aircraft to amend the lease for the Aircraft.


          11.       EVENTS OF DEFAULT

                    11.1 Events of Default. The occurrence of any one or more of the following described events (each, an "Event of Default") shall constitute a default hereunder:

                           (a) Failure to Make Payments When due. Borrower shall fail to pay when due, any amount owing hereunder or under the Note with respect to the principal and interest on the Loans when such amount is due, whether at stated maturity, as a result of a mandatory repayment requirement, by acceleration, by notice of prepayment, or otherwise and such failure is not cured within three
          (3) Business Days after written notice from Lender of the occurrence thereof; or

                           (b) Default in Other Agreements. (i) Borrower shall default (as principal or guarantor or other surety) in the payment when due (subject to any

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


          applicable notice or grace period), whether at stated maturity or otherwise, of any monetary obligation with respect to (howsoever designated) any Debt, whether such Debt now exists or shall hereafter be created; or (ii) An event of default, as defined in any mortgage, indenture, interest rate swap agreement, or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of, or Debt guaranteed by, Borrower whether such Debt now exists or shall hereafter be created, shall occur and Borrower shall permit such Debt to become due and payable prior to its stated maturity or due date;

                           (c) Breach of Certain Covenants. (i) Borrower shall fail to perform or comply fully with any covenant, term, or condition contained in Article 10 hereof; or (ii) Borrower shall default in the performance of or compliance with any term contained in this Agreement other than those referred to in Sections 11.1(a), 11.1(c)(i), and 11.1(d) and such default shall not have been remedied or waived within ten (10) calendar days after receipt of notice from Lender of such default (if Borrower is using diligent and best efforts to cure such default, then Borrower will have the reasonable number of days necessary to cure such default (not to exceed thirty
          (30) days));

                           (d) Breach of Representation or Warranty. Any financial statement, representation, warranty, or certification made or furnished by Borrower under this Agreement shall, at any time, prove to have been materially false, incorrect, or incomplete when made, effective, or reaffirmed, as the case may be; or

                           (e) Bankruptcy; Assignment for the benefit of Creditors. Borrower makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the Assets of Borrower or if Borrower or its limited partners, as applicable, takes any action looking to the dissolution or liquidation of Borrower; or

                           (f) Appointment of Receiver. Within sixty (60) days after the commencement of an action against Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action is not dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower stayed, or

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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


          if stayed such stay order is thereafter set aside, or if, within sixty (60) days after the appointment without the consent of Borrower as applicable, the receiver, or the liquidator of Borrower or all or any substantial part of the Assets of Borrower or, such appointment is not vacated; or

                           (g)    Judgments and Attachments.

                                  (i)      A final judgment for money, the
                    uninsured portion of which is in excess of Five Hundred Thousand U.S. Dollars (US $500,000) is rendered against Borrower and within thirty (30) days after the entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within thirty (30) days after the expiration of any such stay, such judgment is not discharged; or

                                  (ii)     a judgment creditor shall obtain
                    possession of any material portion of the Assets of Borrower by any means, including without limitation, levy, distraint, replevin, or self-help; or

                           (h)    Default Under Related Documents, etc.
          Borrower or Parent shall fail to observe or perform any term, covenant, condition, agreement, or obligation to be observed or performed by it under the Related Documents, and: (i) such failure arises out of the granting by Borrower or Parent, as applicable, of a Lien upon any of the Assets of Borrower in favor of any Person, except for Permitted Liens; or (ii) such failure arises out of any other act or failure to act of Borrower or Parent, as applicable, which act adversely affects the Liens granted in favor of Lender by Borrower or Parent, as applicable; or (iii) such failure arises other than under the circumstances set forth in clauses (i) and (ii) above and continues for fifteen (15) calendar days after notice of such failure from Lender (if Borrower or Parent, as applicable, is using diligent and best efforts to cure such default, then Borrower or Parent, as applicable, will have the reasonable number of days necessary to cure such default (not to exceed thirty (30) days)); or
          (iv) such failure arises other than under the circumstances set forth in clauses (i) and (ii) above and continues for thirty (30) calendar days after Lender is notified of such failure by Borrower.

                           (i) Insurance. Borrower fails or has failed to cause Lessee or any subsequent lessee to obtain or maintain the insurance required by this Agreement.

                    11.2          Remedies.  Upon the occurrence of an Event of
Default:

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                           (a)    If such Event of Default arises under
          Sections 11.1(e) or 11.1(f), then the unpaid principal amount of and any accrued interest on the Loans and any other amounts owing hereunder, under the Note or under the other Transaction Documents shall automatically become immediately due and payable, without presentment, demand, protest, notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

                           (b) In the case of any other Event of Default, Lender, by written notice to Borrower, shall declare all of the Loans to be, and the same shall forthwith become, due and payable, together with any and all accrued interest thereon, and any other amounts owing hereunder, under the Note or under the other Transaction Documents.

                           Upon acceleration, Lender, without notice to or
demand upon Borrower, which are expressly waived by Borrower, to the fullest extent permitted by law, may proceed to protect, exercise, and enforce its rights and remedies hereunder and under the Note, the Pledge Agreement and the Related Documents, and any other rights and remedies as are provided by law or equity. Lender may determine, in its sole discretion, the order and manner in which Lender's rights and remedies are to be exercised, and all payments received by Lender, or any one or more of them, shall be applied as follows (regardless of how Lender may treat the payments for the purpose of its own accounting): first, to all out-of-pocket expenses (including reasonable attorneys' fees) incurred by Lender in enforcing any Debt of Borrower hereunder, or in collecting any payments due hereunder or under the Note; second, to accrued and unpaid interest on Loan A; third, to the outstanding principal balance of Loan A, fourth, to accrued and unpaid interest on Loan B; fifth, to the outstanding principal balance of Loan B, sixth, to any other Debt of Borrower owing to Lender; and seventh, any remainder to Borrower.


          12.       EXPENSES AND INDEMNITIES

                    12.1 Expenses. Irrespective of whether the transactions contemplated hereby shall be consummated, Borrower hereby agrees to pay on demand: (a) the reasonable fees, expenses and disbursements of counsel to Lender in connection with the negotiation, preparation, reproduction, execution, delivery, and administration of the Pledge Agreement and the Lease Assignment and all other agreements, instruments and documents contemplated thereby, and any amendments, modifications, restatements, or waivers or thereto; (b) filing, recording, publication, search and title fees paid or incurred by or on behalf of Lender in connection with the transactions contemplated by, and the administration of this Agreement, the Note, and the Related Documents; (c) the reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred by Lender to correct any default or to enforce any provision of this Agreement, the Note, any of the Related Documents, or any other

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


document or instrument contemplated hereby or thereby against Borrower; and (d) the reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred by Lender in connection with any bankruptcy or other insolvency proceeding, reorganization, workout, composition, or other credit arrangement of Borrower.

                    12.2 Indemnity. In addition to the payment of expenses pursuant to Section 12.1 hereof, and irrespective of whether the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, exonerate, pay, and hold harmless Lender, and the officers, directors, employees, and agents of and counsel to Lender (collectively, the "Indemnitees" and individually, an "Indemnitee") from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, of any kind or nature whatsoever, including the reasonable fees and expenses of counsel to Indemnitees, in connection with any investigative, administrative, or judicial proceeding, irrespective of whether such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of this Agreement, any Loans hereunder, the use or intended use of the proceeds of the Loans, or the consummation of the transactions contemplated by this Agreement (the "Indemnified Liabilities"); provided, however, that Borrower's obligations to indemnify shall not extend to any losses, damages, liabilities, actions, or claims against any Indemnitee arising as a result of the gross negligence or willful misconduct of such Indemnitee. Each Indemnitee shall promptly notify Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 12.2. If any investigative, judicial, or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, Borrower, to the extent directed by such Indemnitee, will resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to such Indemnitee); provided, however, that Borrower's obligation to so resist or defend any such action, suit, or proceeding shall exist if and only if Borrower is directed to do so by the Indemnitee. Such Indemnitee will use its best efforts to cooperate in the defense of any such action, suit, or proceeding. In the event that the Indemnitee does not direct Borrower to resist or defend any action, suit, proceeding or cause and Borrower desires to resist or defend such action, suit, proceeding or cause, then Borrower and such Indemnitee will discuss and establish the terms and conditions on which Borrower may defend such action, suit, proceeding or cause. To the extent that the undertaking to indemnify, exonerate, pay, and hold harmless set forth in this Section 12.2 may be unenforceable because it is violative of any law or public policy as determined by a final judgment of a court of competent jurisdiction, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of Borrower under this Section 12.2 shall survive the termination of this Agreement and the discharge of Borrower's other obligations hereunder.

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                    12.3 Currency Indemnity. If under any applicable law, whether as a result of judgment against Borrower or the liquidation of Borrower or for any other reason, any payment hereunder is made or recovered in a currency other than United States Dollars then, to the extent that the payment (when converted into United States Dollars at the "rate of exchange" on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount unpaid under this Agreement, Borrower will as a separate and independent obligation, fully indemnify Lender against the amount of the shortfall. If the payment exceeds the amount unpaid under this Agreement, Lender will remit such excess to Borrower. For the purposes of this paragraph "rate of exchange" means the rate at which Lender is able on the relevant date to purchase United States Dollars in New York or London (at Lender's option) with such other currency.


          13.       MISCELLANEOUS

                    13.1 Setoffs. Nothing in this Agreement shall be deemed to constitute a waiver or prohibition of Lender's right of setoff and Borrower hereby expressly acknowledges that Lender has such rights.

                    13.2 Entire Agreement. This Agreement and the documents and agreements referred to and incorporated herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and the transactions contemplated hereby.

                    13.3 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that Borrower and Lender may not assign or transfer any interest or rights hereunder without the prior written consent of the other party (which consent will not be unreasonably withheld) and any such prohibited assignment shall be absolutely void.

                    13.4 No Waiver. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which Lender may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies, or an acquiescence in any breach or default under this Agreement or any document delivered pursuant hereto nor shall any waiver of any breach or default of Borrower hereunder be deemed a waiver of any subsequent default or breach. The rights and remedies of Lender specified herein are cumulative and not exclusive of any rights or remedies which Lender would otherwise have either at law or in equity.

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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                    13.5 Survival. All representations, warranties and agreements contained herein on the part of Borrower shall survive the making of the Loans hereunder and all such representations, warranties and agreements shall be effective so long as any portion of the principal of the Loans or any interest thereon is unpaid.

                    13.6          Notices.   Any notice, request or information
required or permissible under this Agreement will be in writing and in English. Notices will be delivered in person or sent by fax, letter (mailed airmail, certified and return receipt requested), or by expedited delivery addressed to the parties as set forth below in this Section. In the case of a fax, notice will be deemed received upon actual receipt which will be the date set forth on the confirmation of receipt produced by the sender's fax machine immediately after the fax is sent. In the case of a mailed letter, notice will be deemed received on the tenth (10th) day after mailing. In the case of a notice sent by expedited delivery, notice will be deemed received on the date of delivery set forth in the records of the Person which accomplished the delivery. If any notice is sent by more than one of the above listed methods, notice will be deemed received on the earliest possible date in accordance with the above provisions. Notices will be addressed as follows:

                    Lender:

                           INTERNATIONAL LEASE FINANCE CORPORATION
                           1999 Avenue of the Stars, 39th Floor
                           Los Angeles, California 90067
                           United States of America

                           Telecopier: 310-788-1990
                           Telephone:  310-788-1999

                           ATTENTION:  Legal Department

                    Borrower:


                           IAI IV, INC.
                           c/o Sklar Warren & Sylvester
                           221 N. Buffalo Drive
                           Suite A
                           Las Vegas, Nevada  89128

                           Telecopier: 702-360-6000

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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                           Telephone:  702-360-0000

                           ATTENTION:  President

                    With a copy to:

                           INTERNATIONAL AIRCRAFT INVESTORS
                           3655 Torrance Boulevard, Suite 410
                           Torrance, California  90503

                           Telecopier: 310-316-8145
                           Telephone:  310-316-3080

                           ATTENTION:  President

                    13.7 Termination. This Agreement shall terminate when all obligations of Borrower incurred hereunder, under the Note, any Transaction Document, or under any other agreement executed and delivered in connection herewith have been discharged in full.

                    13.8 Waivers and Amendments. No amendment, modification, restatement, supplement, termination, or waiver of or to, or consent to any departure from, any provision of this Agreement, the Note, or the Related Documents, shall be effective unless the same shall be in writing and signed by Lender and Borrower.

                    13.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

                 13.10 Severability of Provisions. Any provision of this Agreement, the Note, or the Related Documents which is illegal, invalid, prohibited, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition, or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                 13.11 GOVERNING LAW. EXCEPT AS SPECIFICALLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENT: (A) THIS AGREEMENT, THE NOTE, AND THE OTHER TRANSACTION DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA; AND (B) THE VALIDITY OF THIS

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


AGREEMENT, THE NOTE, AND THE OTHER TRANSACTION DOCUMENTS, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                 13.12 JURISDICTION AND VENUE. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTE, OR THE OTHER TRANSACTION DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. LENDER AND BORROWER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.12 AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE NOTE, OR THE OTHER TRANSACTION DOCUMENTS. TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER OR LENDER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED IN SECTION 13.6 ATTACHED HERETO. BORROWER AGREES THAT ANY FINAL JUDGMENT RENDERED AGAINST IT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.

                 13.13 WAIVER OF TRIAL BY JURY. BORROWER AND LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, THE NOTE, OR THE OTHER TRANSACTION DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE, OR THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, BORROWER AND LENDER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

                 13.14 Headings. Article and Section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or affect the construction of this Agreement.


                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


INTERNATIONAL LEASE FINANCE CORPORATION,            IAI IV, INC.
a California corporation                            a Nevada corporation



By:  Alan Lund                                      By:  Richard Hammond
     -----------------------------------                 -----------------------
Its: Executive Vice President                            Its: Vice President
     -----------------------------------                 -----------------------




                                       34
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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                                   EXHIBIT A

                        AIRCRAFT SECURED PROMISSORY NOTE

ORIGINAL PRINCIPAL AMOUNT:  US$ 20,000,000
MAKER:   IAI IV, INC., a Nevada corporation
DATED AS OF: September 26, 1997

                 1. PROMISE TO REPAY. FOR VALUE RECEIVED, IAI IV, INC., a Nevada corporation ("Maker"), promises to pay to INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation ("Lender"), or order, the principal sum of Twenty Million U.S. Dollars (US$ 20,000,000) or such lesser amount as shall equal the outstanding amount of the Loans made by Lender to Maker pursuant to
Section 2.1 of that certain Loan Agreement, dated as of September 26, 1997 (the "Loan Agreement"), entered into between Maker and Lender.

                 2. DEFINED TERMS. Any and all initially capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement, unless specifically defined herein. The term "or" as used in this Aircraft Secured Promissory Note has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". This Aircraft Secured Promissory Note (this "Note") is the promissory note defined in the Loan Agreement as the "Note" and is subject to, and entitled to the benefits of, the terms and provisions of the Loan Agreement.

                 3.       PAYMENTS OF PRINCIPAL AND INTEREST.

                          (a)     Maker hereby promises to make payments of
principal and interest, with respect to the Loans, evidenced hereby at the rates and times, and in the amounts, and in all other respects in the manner as provided in the Loan Agreement.

                          (b)     As more fully set forth in the Loan
Agreement, Maker shall not be obligated to pay, and the holder of this Note shall not be obligated to charge, collect, receive, reserve, or take interest (it being understood that interest shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the maximum non-usurious interest rate, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by Lender in connection with the Loan

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


Agreement, this Note, the other Transaction Documents, or any other documents executed in connection herewith or therewith.

                 4. PREPAYMENTS. Maker may prepay the principal balance due under this Note, in whole or in part, only in accordance with the provisions of the Loan Agreement.

                 5. APPLICATION OF PAYMENTS. All payments (including prepayments) made hereunder shall be applied as set forth in the Loan Agreement.

                 6. TIME AND PLACE OF PAYMENTS. All principal and interest due hereunder is payable in immediately available United States Dollars at Lender's bank account number 74-45164 at Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois 60697, ABA #071000039 (or at such other office as may be designated from time to time by Lender), not later than 1:00 p.m., Chicago time, on the day of payment.

                 7. WAIVERS. Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, demand, protest, notice (except as required by the Loan Agreement), and all other requirements of any kind, in connection with the enforcement or collection of this Note.

                 8. ACCELERATION AND WAIVER. IT IS EXPRESSLY AGREED THAT, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE UNPAID PRINCIPAL BALANCE OF AND ANY ACCRUED AND UNPAID INTEREST UNDER THIS NOTE MAY BE DECLARED TO BE, OR SHALL IMMEDIATELY BECOME, DUE AND PAYABLE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT, WITHOUT PRESENTMENT, DEMAND, PROTEST, NOTICE (EXCEPT AS REQUIRED BY THE LOAN AGREEMENT) OR OTHER REQUIREMENTS OF ANY KIND, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY MAKER.

                 9. ATTORNEYS' FEES. In the event it should become necessary to employ counsel to collect or enforce this Note, Maker agrees to pay the reasonable attorneys' fees and costs of the holder hereof, irrespective of whether suit is brought, to the extent and as provided in the Loan Agreement.

                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                 10. AMENDMENTS. This Note may not be changed, modified, amended, or terminated except by a writing duly executed by Maker and the holder hereof.

                 11. HEADINGS. Section headings used in this Note are solely for convenience of reference, shall not constitute a part of this Note for any other purpose, and shall not affect the construction of this Note.

                 12. GOVERNING LAW. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN AGREEMENT: (A) THIS NOTE SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA; AND (B) THE VALIDITY OF THIS NOTE AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUCTED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                 13. JURISDICTION AND VENUE. TO THE EXTENT PERMITTED BY LAW, MAKER AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, CALIFORNIA. MAKER, TO THE EXTENT IT MAY LEGALLY DO SO, HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER MAKER FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE. TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST MAKER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED IN SECTION 13.6 OF THE LOAN AGREEMENT. MAKER AGREES THAT ANY FINAL JUDGMENT RENDERED AGAINST IT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766





                                        IAI IV, INC., a Nevada corporation



                                        By: __________________________________

                                        Its: _________________________________





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766



                                   EXHIBIT B

                             AMORTIZATION SCHEDULE





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                                   EXHIBIT C

                        OPINION OF COUNSEL FOR BORROWER

                                                              September 26, 1997

International Lease Finance Corporation
1999 Avenue of the Stars, 39th floor
Los Angeles, California  90067

                 Loan Agreement dated as of September 26, 1997

Dear Sirs:

         In my capacity as legal counsel to IAI IV, INC., a Nevada corporation ("Borrower"), I am issuing the legal opinion required under Section 7.1(i) of the Loan Agreement, dated as of September 26, 1997 (the "Loan Agreement"), between Borrower and International Lease Finance Corporation, a California corporation ("Lender"), pursuant to which Lender will provide loans to Borrower for the purchase of one (1) Boeing 737-3Q8QC aircraft bearing manufacturer's serial number 23766 and Belgium registration mark OO-ILK with two CFM International CFM56-3B2 engines attached thereto bearing manufacturer's serial numbers 720458 and 721731 (the "Aircraft") which is currently being leased to Air Belgium International N.V., a Belgium corporation ("Lessee"). Any and all initially capitalized terms used in this opinion, which are defined in the Loan Agreement, have the same meanings herein, except as otherwise defined herein.
I am of the opinion that:

                          (a)     Parent (1) is a company duly organized,
validly existing and in good standing under the laws of California and (2) has all requisite power and authority to own, operate, and encumber its Assets and to conduct its business as presently conducted and as proposed to be conducted in connection with the consummation of the transactions contemplated by the Loan Agreement and the Related Documents.

                          (b)     Borrower (1) is a corporation duly organized,
validly existing and in good standing under the laws of Nevada and (2) has all requisite power and authority to own, operate, and encumber its Assets and to conduct its business as presently conducted and as proposed to be conducted in connection with the consummation of the transactions contemplated by the Loan Agreement, the Note and the Related Documents.





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                          (c)     Each of Borrower and Parent has the requisite
power and authority to execute, deliver, and perform each of the Transaction Documents executed by it, or to be executed by it.

                          (d)     The execution, delivery, and performance of
each of the Transaction Documents to which each of Borrower or Parent is a party and the consummation of the transactions contemplated thereby, have been duly approved by its board of directors, as applicable, and no other proceedings are necessary to consummate such transactions.

                          (e)     Each of the Transaction Documents to which it
is a party has been duly executed and delivered by Parent and Borrower, as applicable, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and is in full force and effect except as the enforceability hereof or thereof may be affected by: (a) bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally; (b) the limitation of certain remedies by certain equitable principles of general applicability; and (c) the fact that the rights to indemnification thereunder or hereunder may be limited by securities laws.

                          (f)     The execution, delivery, and performance of
each of the Transaction Documents to which each of Borrower or Parent is a party by each of Borrower or Parent and each of the transactions contemplated thereby do not and will not (1) conflict with or violate Borrower's or Parent's articles of incorporation, or (2) to the best of my knowledge, conflict with, result in a breach of, constitute (with or without notice or lapse of time) a default under, or require termination of, any of the Transaction Documents, any material indenture, mortgage or other agreement or instrument to which Borrower or Parent is a party or by which any of their Assets may be bound, (3) to the best of my knowledge, result in or require the creation or imposition of any Lien upon any of the Assets of Borrower or Parent (other than Liens in favor of Lender arising pursuant to the Transaction Documents), or (4) require any approval of stockholders or any approval or consent of any Person under any other Contractual Obligations to which Borrower or Parent is a party which approval or consent, as the case may be has not already been obtained prior to the date hereof.

                          (g)     The execution, delivery, and performance of
each Transaction Document to which each of Borrower and Parent is a party and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any regulatory body or authority in the United States of America, Nevada or California, as applicable.





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766




                          (h)     each and every public notice, filing or
recording that may be required under the laws of the United States of America, Nevada or California, as applicable, have been duly effected in order for the Stock Pledge Agreement entered into with the Parent to constitute a valid and perfected Stock Pledge Agreement, of record relating to the ownership interest in Borrower.

                          (i)     I have no knowledge of any proposed tax
assessment against Borrower or Parent which is not being contested in good faith by appropriate proceedings promptly instituted and diligently conducted by such Person with appropriate reserves made for such assessment in accordance with generally accepted accounting principals.

                          (j)     To the best of my knowledge, (1) there is no
action, suit, proceeding, or arbitration (whether purportedly on behalf of Borrower or Parent) at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, threatened against or directly affecting Borrower or Parent, which is reasonably likely to result in a Material Adverse Effect on Borrower or Parent or may reasonably be expected to materially adversely affect Borrower's ability to perform its obligations under the Loan Agreement or under the Note; or (2) Borrower and Parent are not subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in a manner which would have a Material Adverse Effect on Borrower or Parent, as applicable; and (3) as of the date hereof there is no action, suit, proceeding or, to the best of my knowledge or belief, investigation pending or, to the best of my knowledge or belief, threatened against or directly affecting Borrower or Parent which questions the validity or the enforceability of the Loan Agreement, the Related Documents, or the Note.

                          (k)     No consent, license, permit, approval or
authorization of, exemption by, notice to, report to, or registration, filing or declaration with, any governmental authority or agency is required in connection with the execution, delivery, and performance by Borrower of the Loan Agreement or the Note, or by Borrower or Parent of the Transaction Documents (to the extent that the Parent is a party thereto).

                          (l)     To the best of my knowledge, except for
Permitted Liens, all of the Assets of Borrower are free from all Liens of any nature whatsoever. To the best of my knowledge, Borrower has good and sufficient title to all of the material Assets reflected in their books and records as being owned by it.





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766


                          (m)     Borrower holds all licenses, certificates,
concessions and permits from applicable governmental authorities in the United States of America for the conduct of its business.

                                        Sincerely yours,





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                                                                  Loan Agreement
                                                      Boeing 737-3Q8QC MSN 23766



                                   EXHIBIT D

                           LITIGATION AND PROCEEDINGS


                                      None





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